EXHIBIT 99.1

Donegal Group Inc. Announces Third Quarter and First Nine Months of 2024 Results

MARIETTA, Pa., Oct. 24, 2024 (GLOBE NEWSWIRE) -- Donegal Group Inc. (NASDAQ: DGICA) and (NASDAQ: DGICB) today reported its financial results for the third quarter and first nine months of 2024.

Significant Items for third quarter of 2024 (all comparisons to third quarter of 2023):

  Net income of $16.8 million, or 51 cents per diluted Class A share, compared to net loss of $0.8 million, or 2 cents per Class A share
  Net premiums earned increased 6.0% to $238.0 million
  Net premiums written1 increased 5.9% to $232.2 million
  Combined ratio of 96.4%, compared to 104.5%
  Net income included after-tax net investment gains of $1.5 million, or 5 cents per diluted Class A share, compared to after-tax net investment losses of $1.0 million, or 3 cents per Class A share
  Book value per share of $15.22 at September 30, 2024, compared to $14.26

Financial Summary

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Income Statement Data
Net premiums earned	$237,957	$224,393	6.0%	$700,017	$655,886	6.7%
Investment income, net	10,827	10,536	2.8	32,868	30,143	9.0
Net investment gains (losses)	1,876	(1,243)	NM2	4,725	930	408.1
Total revenues	251,738	233,928	7.6	739,651	687,870	7.5
Net income (loss)	16,752	(805)	NM	26,860	6,396	319.9
Non-GAAP operating income[1]	15,270	176	NM	23,127	5,661	308.5
Annualized return on average equity	13.4%	-0.7%	14.1 pts	7.2%	1.8%	5.4 pts

Per Share Data
Net income (loss) – Class A (diluted)	$0.51	$(0.02)	NM	$0.81	$0.20	305.0%
Net income (loss) – Class B	0.46	(0.02)	NM	0.74	0.17	335.3
Non-GAAP operating income – Class A (diluted)	0.46	0.01	NM	0.70	0.17	311.8
Non-GAAP operating income – Class B	0.42	-	NM	0.63	0.15	320.0
Book value	15.22	14.26	6.7%	15.22	14.26	6.7

1The “Definitions of Non-GAAP Financial Measures” section of this release defines and reconciles data that we prepare on an accounting basis other than U.S. generally accepted accounting principles (“GAAP”).

2Not meaningful.

Management Commentary

“We are pleased that many of the strategic initiatives we implemented in recent years contributed to significant improvement in our financial results for the third quarter of 2024,” said Kevin G. Burke, President and Chief Executive Officer of Donegal Group Inc.

“With the exit from commercial lines markets in Georgia and Alabama essentially completed at the end of the second quarter of 2024, solid new business writings, rate achievement and retention levels led to a 6.4% increase in commercial lines net premiums written for the third quarter of 2024. Our personal lines net premiums written growth rate for the third quarter was 5.4%, primarily attributable to strong rate increases and policy retention that were partially offset by intentional strategic actions to slow growth and further improve profitability.

“Despite higher-than-average weather-related losses during the quarter, primarily attributable to Hurricane Helene in late September, our combined ratio improved significantly to 96.4%, compared to 104.5% for the prior-year quarter. Our core loss ratios improved across all of our major lines of business. We attribute that improvement to the favorable impact of numerous ongoing underwriting initiatives and higher net premiums earned from renewal rate increases that we implemented over the past two years.”

Mr, Burke concluded, “We have growing confidence that the continuing execution of our strategies will deliver sustained excellent financial performance.”

Insurance Operations

Donegal Group is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in three Mid-Atlantic states (Delaware, Maryland and Pennsylvania), five Southern states (Georgia, North Carolina, South Carolina, Tennessee and Virginia), eight Midwestern states (Illinois, Indiana, Iowa, Michigan, Nebraska, Ohio, South Dakota and Wisconsin) and five Southwestern states (Arizona, Colorado, New Mexico, Texas and Utah). Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group conduct business together as the Donegal Insurance Group.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands)

Net Premiums Earned
Commercial lines	$136,401	$135,432	0.7%	$402,982	$399,427	0.9%
Personal lines	101,556	88,961	14.2	297,035	256,460	15.8
Total net premiums earned	$237,957	$224,393	6.0%	$700,017	$655,887	6.7%

Net Premiums Written
Commercial lines:
Automobile	$41,464	$37,535	10.5%	$142,067	$134,853	5.3%
Workers' compensation	23,934	24,371	-1.8	82,599	85,315	-3.2
Commercial multi-peril	50,155	44,949	11.6	163,528	147,622	10.8
Other	10,548	11,639	-9.4	35,649	39,913	-10.7
Total commercial lines	126,101	118,494	6.4	423,843	407,703	4.0
Personal lines:
Automobile	65,150	58,038	12.3	188,958	161,348	17.1
Homeowners	38,288	39,633	-3.4	109,655	105,035	4.4
Other	2,669	3,021	-11.7	8,383	8,917	-6.0
Total personal lines	106,107	100,692	5.4	306,996	275,300	11.5
Total net premiums written	$232,208	$219,186	5.9%	$730,839	$683,003	7.0%

Net Premiums Written

The 5.9% increase in net premiums written for the third quarter of 2024 compared to the third quarter of 2023, as shown in the table above, represents the combination of 6.4% growth in commercial lines net premiums written and 5.4% growth in personal lines net premiums written. The $13.0 million increase in net premiums written for the third quarter of 2024 compared to the third quarter of 2023 included:

  Commercial Lines: $7.6 million increase that we attribute primarily to new business writings, strong premium retention, and a continuation of renewal premium increases in lines other than workers’ compensation, offset partially by planned attrition in states in which we are executing ongoing profit improvement initiatives as part of our state-specific strategies.
  Personal Lines: $5.4 million increase that we attribute primarily to a continuation of renewal premium rate increases and strong policy retention, offset partially by planned attrition due to non-renewal actions.

Underwriting Performance

We evaluate the performance of our commercial lines and personal lines segments primarily based upon the underwriting results of our insurance subsidiaries as determined under statutory accounting practices. The following table presents comparative details with respect to the GAAP and statutory combined ratios1 for the three and nine months ended September 30, 2024 and 2023:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

GAAP Combined Ratios (Total Lines)
Loss ratio - core losses	50.1%	56.7%	54.5%	56.0%
Loss ratio - weather-related losses	10.3	11.5	8.6	9.1
Loss ratio - large fire losses	3.7	4.9	5.2	5.3
Loss ratio - net prior-year reserve development	-2.6	-3.3	-2.2	-2.4
Loss ratio	61.5	69.8	66.1	68.0
Expense ratio	34.5	34.1	34.0	34.9
Dividend ratio	0.4	0.6	0.5	0.6
Combined ratio	96.4%	104.5%	100.6%	103.5%

Statutory Combined Ratios
Commercial lines:
Automobile	101.5%	86.5%	98.2%	94.8%
Workers' compensation	84.7	97.7	104.1	93.1
Commercial multi-peril	88.4	114.8	100.4	113.8
Other	59.4	76.2	78.4	82.7
Total commercial lines	89.8	97.5	98.6	100.2
Personal lines:
Automobile	97.8	109.8	97.8	106.1
Homeowners	116.8	128.9	107.5	111.2
Other	102.2	46.4	97.2	81.3
Total personal lines	104.7	119.4	101.2	107.2
Total lines	96.0%	105.2%	99.7%	102.9%

Loss Ratio

For the third quarter of 2024, the loss ratio decreased to 61.5%, compared to 69.8% for the third quarter of 2023. For the commercial lines segment, the core loss ratio of 48.5% for the third quarter of 2024 decreased from 53.7% for the third quarter of 2023, due largely to lower severity of large casualty losses. For the personal lines segment, the core loss ratio of 52.5% for the third quarter of 2024 decreased from 61.8% for the third quarter of 2023, due largely to the favorable impact of premium rate increases on net premiums earned for that segment. Core loss ratios in both segments improved compared to the respective ratios for the first half of 2024.

Weather-related losses were $24.4 million, or 10.3 percentage points of the loss ratio, for the third quarter of 2024, compared to $25.7 million, or 11.5 percentage points of the loss ratio, for the third quarter of 2023. Weather-related loss activity for the third quarter of 2024 was higher than our previous five-year average of $18.8 million, or 9.4 percentage points of the loss ratio, for third-quarter weather-related losses. Our insurance subsidiaries incurred $6.0 million in net losses from Hurricane Helene in September 2024.

Large fire losses, which we define as individual fire losses in excess of $50,000, for the third quarter of 2024 were $8.8 million, or 3.7 percentage points of the loss ratio. That amount was lower than large fire losses of $11.0 million, or 4.9 percentage points of the loss ratio, for the third quarter of 2023. We experienced a decrease in commercial property fire losses compared to the prior-year quarter.

Net favorable development of reserves for losses incurred in prior accident years of $6.2 million decreased the loss ratio for the third quarter of 2024 by 2.6 percentage points, compared to $7.3 million that decreased the loss ratio for the third quarter of 2023 by 3.3 percentage points. Our insurance subsidiaries experienced favorable development primarily in the commercial multi-peril and other commercial lines of business.

Expense Ratio

The expense ratio was 34.5% for the third quarter of 2024, compared to 34.1% for the third quarter of 2023. The modest increase in the expense ratio primarily reflected an increase in underwriting-based incentive costs as well as higher technology systems-related expenses that were primarily due to increased costs related to our ongoing systems modernization project, a portion of which Donegal Mutual Insurance Company allocates to our insurance subsidiaries. This increase was offset partially by impacts of various expense reduction initiatives, including agency incentive program revisions, commission schedule adjustments, targeted staffing reductions, and hiring restrictions for open employment positions, among others. We expect the impact from allocated costs from Donegal Mutual Insurance Company to our insurance subsidiaries related to the ongoing systems modernization project will peak at approximately 1.3 percentage points of the expense ratio for the full year of 2024 before beginning to subside gradually in subsequent years.

Investment Operations

Donegal Group’s investment strategy is to generate an appropriate amount of after-tax income on its invested assets while minimizing credit risk through investment in high-quality securities. As a result, we had invested 96.2% of our consolidated investment portfolio in diversified, highly rated and marketable fixed-maturity securities at September 30, 2024.

	September 30, 2024		December 31, 2023
	Amount	%	Amount	%
	(dollars in thousands)
Fixed maturities, at carrying value:
U.S. Treasury securities and obligations of U.S. government corporations and agencies	$173,663	12.7%	$176,991	13.3%
Obligations of states and political subdivisions	413,040	30.1	415,280	31.3
Corporate securities	427,372	31.2	399,640	30.1
Mortgage-backed securities	304,911	22.3	278,260	21.0
Allowance for expected credit losses	(1,483)	-0.1	(1,326)	-0.1
Total fixed maturities	1,317,503	96.2	1,268,845	95.6
Equity securities, at fair value	35,957	2.6	25,903	2.0
Short-term investments, at cost	15,805	1.2	32,306	2.4
Total investments	$1,369,265	100.0%	$1,327,054	100.0%

Average investment yield	3.3%		3.1%
Average tax-equivalent investment yield	3.3%		3.2%
Average fixed-maturity duration (years)	5.1		4.3

Net investment income of $10.8 million for the third quarter of 2024 increased modestly compared to $10.5 million for the third quarter of 2023. The increase in net investment income primarily reflected an increase in average investment yield relative to the prior-year third quarter.

Net investment gains of $1.9 million for the third quarter of 2024 were primarily related to unrealized gains in the fair value of equity securities held at September 30, 2024. Net investment losses of $1.2 million for the third quarter of 2023 were primarily related to unrealized losses in the fair value of equity securities held at September 30, 2023.

Our book value per share was $15.22 at September 30, 2024, compared to $14.39 at December 31, 2023, with the increase related to net income as well as $11.9 million of after-tax unrealized gains within our available-for-sale fixed-maturity portfolio during 2024 that increased our book value by $0.37 per share, offset partially by cash dividends declared.

Definitions of Non-GAAP Financial Measures

We prepare our consolidated financial statements on the basis of GAAP. Our insurance subsidiaries also prepare financial statements based on statutory accounting principles state insurance regulators prescribe or permit (“SAP”). In addition to using GAAP-based performance measurements, we also utilize certain non-GAAP financial measures that we believe provide value in managing our business and for comparison to the financial results of our peers. These non-GAAP measures are net premiums written, operating income or loss and statutory combined ratio.

Net premiums written and operating income or loss are non-GAAP financial measures investors in insurance companies commonly use. We define net premiums written as the amount of full-term premiums our insurance subsidiaries record for policies effective within a given period less premiums our insurance subsidiaries cede to reinsurers. We define operating income or loss as net income or loss excluding after-tax net investment gains or losses, after-tax restructuring charges and other significant non-recurring items. Because our calculation of operating income or loss may differ from similar measures other companies use, investors should exercise caution when comparing our measure of operating income or loss to the measure of other companies.

The following table provides a reconciliation of net premiums earned to net premiums written for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands)

Reconciliation of Net Premiums
Earned to Net Premiums Written
Net premiums earned	$237,957	$224,393	6.0%	$700,017	$655,886	6.7%
Change in net unearned premiums	(5,749)	(5,207)	10.4	30,822	27,117	13.7
Net premiums written	$232,208	$219,186	5.9%	$730,839	$683,003	7.0%

The following table provides a reconciliation of net income (loss) to operating income for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
	(dollars in thousands, except per share amounts)

Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income
Net income (loss)	$16,752	$(805)	NM	$26,860	$6,396	319.9%
Investment (gains) losses (after tax)	(1,482)	981	NM	(3,733)	(735)	407.9
Non-GAAP operating income	$15,270	$176	NM	$23,127	$5,661	308.5%

Per Share Reconciliation of Net Income (Loss)
to Non-GAAP Operating Income
Net income (loss) – Class A (diluted)	$0.51	$(0.02)	NM	$0.81	$0.20	305.0%
Investment (gains) losses (after tax)	(0.05)	0.03	NM	(0.11)	(0.03)	266.7
Non-GAAP operating income – Class A	$0.46	$0.01	NM	$0.70	$0.17	311.8%

Net income (loss) – Class B	$0.46	$(0.02)	NM	$0.74	$0.17	335.3%
Investment (gains) losses (after tax)	(0.04)	0.02	NM	(0.11)	(0.02)	450.0
Non-GAAP operating income – Class B	$0.42	$-	NM	$0.63	$0.15	320.0%

The statutory combined ratio is a non-GAAP standard measurement of underwriting profitability that is based upon amounts determined under SAP. The statutory combined ratio is the sum of:

  the statutory loss ratio, which is the ratio of calendar-year incurred losses and loss expenses, excluding anticipated salvage and subrogation recoveries, to premiums earned;
  the statutory expense ratio, which is the ratio of expenses incurred for net commissions, premium taxes and underwriting expenses to premiums written; and
  the statutory dividend ratio, which is the ratio of dividends to holders of workers’ compensation policies to premiums earned.

The statutory combined ratio does not reflect investment income, federal income taxes or other non-operating income or expense. A statutory combined ratio of less than 100% generally indicates underwriting profitability.

Dividend Information

On October 17, 2024, we declared a regular quarterly cash dividend of $0.1725 per share for our Class A common stock and $0.155 per share for our Class B common stock, which are payable on November 15, 2024 to stockholders of record as of the close of business on November 1, 2024.

Pre-Recorded Webcast

At approximately 8:30 am ET on Thursday, October 24, 2024, we will make available in the Investors section of our website a pre-recorded audio webcast featuring management commentary on our quarterly results and general business updates. You may listen to the pre-recorded webcast by accessing the link on our website at http://investors.donegalgroup.com. A supplemental investor presentation is also available via our website.

About the Company

Donegal Group Inc. is an insurance holding company whose insurance subsidiaries and affiliates offer property and casualty lines of insurance in certain Mid-Atlantic, Midwestern, Southern and Southwestern states. Donegal Mutual Insurance Company and the insurance subsidiaries of Donegal Group Inc. conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent).

The Class A common stock and Class B common stock of Donegal Group Inc. trade on the NASDAQ Global Select Market under the symbols DGICA and DGICB, respectively. We are focused on several primary strategies, including achieving sustained excellent financial performance, strategically modernizing our operations and processes to transform our business, capitalizing on opportunities to grow profitably and delivering a superior experience to our agents and customers.

Safe Harbor

We base all statements contained in this release that are not historic facts on our current expectations. Such statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and necessarily involve risks and uncertainties. Forward-looking statements we make may be identified by our use of words such as “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “seek,” “estimate” and similar expressions. Our actual results could vary materially from our forward-looking statements. The factors that could cause our actual results to vary materially from the forward-looking statements we have previously made include, but are not limited to, adverse litigation and other trends that could increase our loss costs (including social inflation, labor shortages and escalating medical, automobile and property repair costs), adverse and catastrophic weather events (including from changing climate conditions), our ability to maintain profitable operations (including our ability to underwrite risks effectively and charge adequate premium rates), the adequacy of the loss and loss expense reserves of our insurance subsidiaries, the availability and successful operation of the information technology systems our insurance subsidiaries utilize, the successful development of new information technology systems to allow our insurance subsidiaries to compete effectively, business and economic conditions in the areas in which we and our insurance subsidiaries operate, interest rates, competition from various insurance and other financial businesses, terrorism, the availability and cost of reinsurance, legal and judicial developments (including those related to COVID-19 business interruption coverage exclusions), changes in regulatory requirements, our ability to attract and retain independent insurance agents, changes in our A.M. Best rating and the other risks that we describe from time to time in our filings with the Securities and Exchange Commission. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

Investor Relations Contacts

Karin Daly, Vice President, The Equity Group Inc.

Phone: (212) 836-9623
E-mail: kdaly@equityny.com

Jeffrey D. Miller, Executive Vice President & Chief Financial Officer
Phone: (717) 426-1931
E-mail: investors@donegalgroup.com

Financial Supplement

Donegal Group Inc.
Consolidated Statements of Income (Loss)
(unaudited; in thousands, except share data)

	Quarter Ended September 30,
	2024	2023

Net premiums earned	$237,957	$224,393
Investment income, net of expenses	10,827	10,536
Net investment gains (losses)	1,876	(1,243)
Lease income	77	86
Installment payment fees	1,001	156
Total revenues	251,738	233,928

Net losses and loss expenses	146,426	156,683
Amortization of deferred acquisition costs	40,200	39,332
Other underwriting expenses	41,827	37,155
Policyholder dividends	1,007	1,399
Interest	367	156
Other expenses, net	1,499	208
Total expenses	231,326	234,933

Income (loss) before income tax expense (benefit)	20,412	(1,005)
Income tax expense (benefit)	3,660	(200)

Net income (loss)	$16,752	$(805)

Net income (loss) per common share:
Class A - basic and diluted	$0.51	$(0.02)
Class B - basic and diluted	$0.46	$(0.02)

Supplementary Financial Analysts' Data

Weighted-average number of shares
outstanding:
Class A - basic	27,978,435	27,594,973
Class A - diluted	28,058,399	27,665,293
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$232,208	$219,186

Book value per common share
at end of period	$15.22	$14.26

Donegal Group Inc.
Consolidated Statements of Income
(unaudited; in thousands, except share data)

	Nine Months Ended September 30,
	2024	2023

Net premiums earned	$700,017	$655,886
Investment income, net of expenses	32,868	30,143
Net investment gains	4,725	930
Lease income	237	262
Installment payment fees	1,804	649
Total revenues	739,651	687,870

Net losses and loss expenses	462,683	446,024
Amortization of deferred acquisition costs	120,458	115,065
Other underwriting expenses	117,604	113,715
Policyholder dividends	3,248	4,088
Interest	677	464
Other expenses, net	2,309	969
Total expenses	706,979	680,325

Income before income tax expense	32,672	7,545
Income tax expense	5,812	1,149

Net income	$26,860	$6,396

Net income per common share:
Class A - basic	$0.82	$0.20
Class A - diluted	$0.81	$0.20
Class B - basic and diluted	$0.74	$0.17

Supplementary Financial Analysts' Data

Weighted-average number of shares outstanding:
Class A - basic	27,878,552	27,390,883
Class A - diluted	27,916,904	27,507,706
Class B - basic and diluted	5,576,775	5,576,775

Net premiums written	$730,839	$683,003

Book value per common share
at end of period	$15.22	$14.26

Donegal Group Inc.
Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2024	2023
	(unaudited)

ASSETS
Investments:
Fixed maturities:
Held to maturity, at amortized cost	$694,663	$679,497
Available for sale, at fair value	622,840	589,348
Equity securities, at fair value	35,957	25,903
Short-term investments, at cost	15,805	32,306
Total investments	1,369,265	1,327,054
Cash	28,651	23,792
Premiums receivable	194,254	179,592
Reinsurance receivable	434,078	441,431
Deferred policy acquisition costs	78,484	75,043
Prepaid reinsurance premiums	185,364	168,724
Other assets	56,030	50,658
Total assets	$2,346,126	$2,266,294

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Losses and loss expenses	$1,134,853	$1,126,157
Unearned premiums	646,870	599,411
Accrued expenses	2,987	3,947
Borrowings under lines of credit	35,000	35,000
Other liabilities	13,046	22,034
Total liabilities	1,832,756	1,786,549
Stockholders' equity:
Class A common stock	312	308
Class B common stock	56	56
Additional paid-in capital	342,186	335,694
Accumulated other comprehensive loss	(20,951)	(32,882)
Retained earnings	232,993	217,795
Treasury stock	(41,226)	(41,226)
Total stockholders' equity	513,370	479,745
Total liabilities and stockholders' equity	$2,346,126	$2,266,294